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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) March 3, 2005

                         A.C. Moore Arts & Crafts, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)
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
                Pennsylvania                                   000-23157                                   22-3527763
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(State or other jurisdiction of incorporation)         (Commission File Number)                  (IRS Employer Identification No.)
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    130 A.C. Moore Drive, Berlin, NJ                           08009
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(Address of principal executive offices)                    (Zip Code)

        Registrant's telephone number, including area code (856) 768-4930

                                 Not Applicable
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          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 4.02(A) NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED
             AUDIT REPORT OR COMPLETED INTERIM REVIEW.

         On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission ("SEC") issued a letter (the "SEC Letter") to the American Institute of Certified Public Accountants clarifying the staff's interpretation regarding certain operating lease-related accounting issues and their application under generally accepted accounting principles in the United States of America ("GAAP"). In light of this letter, the Company's management initiated a review of its lease accounting and determined that its method of accounting for leasehold improvements funded by landlord incentives or allowances under operating leases (tenant improvement allowances) and its method of accounting for rent holidays were not in accordance with GAAP.
         The Company has historically accounted for tenant improvement allowances as a reduction of the property, plant and equipment account on its balance sheet, amortized them as a reduction to depreciation expense in its income statement, and reflected the cash received within investing activities in its statement of cash flows. After reviewing the SEC Letter, management determined that Financial Accounting Standards Board ("FASB") Technical Bulletin No. 88-1, "Issues Relating to Accounting for Leases," requires these allowances to be recorded as deferred rent liabilities on the consolidated balance sheets, amortized as reductions to lease expense on the income statement, and reflected as a component of operating activities on the consolidated statements of cash flows. Depreciation of the leasehold improvement should begin effective with the opening of the store as the Company has accounted for it in the past. Amortization of the landlord allowance should commence on the date the Company has the right to control the use of the leased property, which is consistent with the recording of rent expense as described below.

         The Company has historically recognized rent holiday periods on a straight-line basis over the lease term commencing with the opening date for each store. The period during which the store was being fixtured and stocked with merchandise was excluded from the straight-line rent schedule because the build-out or fixturing period was not considered to be part of the lease term. Pursuant to FASB Technical Bulletin No. 85-3, "Accounting for Operating Leases with Scheduled Rent Increases," management determined that the lease term should commence on the date the Company takes possession of the leased space for build-out or fixturing purposes. This is generally one to three months prior to a store opening date. The amount of rent expensed prior to store opening will be included in "pre-opening expenses" on the Company's consolidated statements of income.

         As a result of the changes described above, the Company estimates that net income for 2002 will be reduced by approximately $249,000 ($.01 per share), net income for 2003 will be reduced by approximately $277,000 ($.01 per share), net income for the first nine months of 2004 will be reduced by approximately $138,000 ($0.01 per share) and retained earnings as of January 1, 2002 will be reduced by approximately $926,000 ($0.05 per share), reflecting the impact of this adjustment on prior years. All earnings per share amounts reflect diluted earnings per share.


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         As a result of the foregoing, on March 3, 2005, the Audit Committee concluded that the financial statements included in the Company's 2003 Annual Report on Form 10-K as well as those in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, should no longer be relied upon.

         In connection with the filing of the 2004 Annual Report on Form 10-K the Company will restate financial statements for the years ended December 31, 2002, 2003 and for the first nine months of 2004. These corrections of errors will:

     o Increase pre-opening expense and decrease selling, general and administrative expenses (SG & A);
     o Increase depreciation expense with an offsetting reduction to rent expense;
     o Increase property, plant and equipment and increase deferred rent liability;
     o    Have no impact upon reported cash balances;
     o Have no impact on future cash payments for rent or property, plant and equipment.
     o On the cash flow statement, increase cash flows from operations and decrease investing cash flows.

         The Audit Committee and management has discussed its lease accounting practices and conclusions and the disclosures to be made in this Form 8-K with its independent registered public accounting firm.

         All estimates contained in this Form 8-K are subject to change as the Company completes the preparation of its restated financial statements and its 2004 financial statements.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      A.C. MOORE ARTS & CRAFTS, INC.


Date:   March 4, 2005                 By:  /s/ Leslie H. Gordon
                                           -------------------------------------
                                          Name:  Leslie H. Gordon
                                         Title:  Executive Vice President and
                                                 Chief Financial Officer